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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent


The Board of Directors
TALX Corporation:


We consent to the use of our report included herein and incorporated by reference herein related to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001.

We consent to the use of our report included herein related to the balance sheet of Ti3, Inc. as of March 31, 2001, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                                  /s/ KPMG LLP

St. Louis, Missouri
July 13, 2001